Exhibit 10.3

October 26, 2004

L. Dick Buell

Dear Dick:

I reference the letter (the “Original Letter”) written by me, as Chairman of the Board of Directors of Catalina Marketing Corporation (“Catalina”), to you, dated March 3, 2004. The Original Letter spelled out the terms and conditions of your employment arrangement with Catalina as Chief Executive Officer, which commenced March 17, 2004. The purpose of this letter is to amend the Original Letter as set forth below. When accepted by you in the manner stated below, this letter shall constitute an amendment to the Original Letter, and will be binding on you and Catalina, as follows:

The fifth full paragraph of the Original Letter is hereby amended to read in its entirety as follows:

You will be eligible for reimbursement of relocation expenses incurred in accordance with our Relocation Assistance Guidelines (the “Guidelines”) as modified by the balance of this paragraph. You will be eligible for reimbursement of “Transition” expenses described in the Guidelines incurred during the first seven months of your employment and for “Personal Property” and “Housing” expenses described in the Guidelines for the period commencing the first day of your employment through October 31, 2005. Taxable reimbursements under this paragraph will be grossed up. All relocation costs described or referenced in this paragraph are reimbursable to Catalina by you should you voluntarily leave employment with Catalina within eighteen months after the initial date of your employment.

Except as set forth in this letter, the Original Letter shall remain in full force and effect without change.

Sincerely,

/s/ Frederick W. Beinecke
Frederick W. Beinecke
Chairman of the Board
Catalina Marketing Corporation

ACCEPTED:

/s/ L. Dick Buell
L. Dick Buell

Date: 10.29.04